EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Up to 14,200,000 Shares of Common Stock

of

MGM MIRAGE

at

$84.00 Net Per Share

by

INFINITY WORLD INVESTMENTS LLC

an indirect wholly-owned subsidiary of

DUBAI WORLD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 24, 2007, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 12 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.” THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR A MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any stockholder desiring to tender all or any portion of that stockholder’s shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have that stockholder’s signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to Mellon Investor Services LLC, the depositary for the offer (the “Depositary”), and either deliver the certificates for those shares to the Depositary along with the Letter of Transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

If a stockholder desires to tender shares and that stockholder’s certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), that stockholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc. (the “Information Agent”), at the address and telephone number on the back cover of this Offer to Purchase.

The Information Agent for this offer is:

August 27, 2007

SUMMARY TERM SHEET

Infinity World Investments LLC (the “Purchaser”), an indirect wholly-owned subsidiary of Dubai World, is offering to purchase up to a total of 14,200,000 shares of common stock, par value $.01 per share of MGM MIRAGE (the “Shares”), for eighty-four dollars ($84.00) net per Share in cash. Dubai World, a Dubai, United Arab Emirates government decree entity, is one of the world’s largest privately-held real estate developers, with expertise in large-scale, luxury hotel and resort properties. The Purchaser’s offer to purchase Shares is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The following summary highlights selected information from this offering document. We urge you to read the remainder of this offering document and the accompanying Letter of Transmittal carefully because the information in the following summary is not complete and the remainder of this offering document and the Letter of Transmittal contain additional important information.

Who is offering to buy my shares?

The Offer is being made by Infinity World Investments LLC, a newly formed Nevada limited liability company formed by Dubai World for the purpose of acquiring Shares pursuant to this Offer to Purchase, the Company Stock Purchase and Support Agreement with MGM MIRAGE described below and other open market, private purchase or other transactions.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms “Purchaser,” “us,” “we” and “our” to refer to Infinity World Investments LLC.

None of the Purchaser or any of its affiliates are affiliated with MGM MIRAGE. See Section 9 of this Offer to Purchase, “Information Concerning the Purchaser and its Affiliates; Background of the Offer; Past Contacts, Negotiations and Transactions.”

Presently, none of the Purchaser or any of its affiliates owns any Shares. However, as part of a long-term strategic relationship with MGM MIRAGE, Infinity World Investments LLC has entered into a Company Stock Purchase and Support Agreement with MGM MIRAGE (the “Company Stock Purchase and Support Agreement”) pursuant to which MGM MIRAGE has agreed to issue and sell to us 14,200,000 Shares at a price equal to the price we pay for the Shares in the Offer. In addition, Dubai World has entered into a joint venture with an affiliate of MGM MIRAGE to, among other things, develop, construct and operate the CityCenter project in Las Vegas, Nevada. Dubai World will acquire a 50% ownership interest in exchange for a $2,700,000,000 initial capital contribution. See “Section 11—“Purpose of the Offer; Plans for MGM MIRAGE; Related Agreements.”

How many Shares are you seeking in the Offer?

We are offering to purchase up to 14,200,000 Shares. See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.” The Offer is not conditioned upon a minimum number of Shares being validly tendered and not properly withdrawn prior to the completion of the initial offer period.

What happens if stockholders tender more than you are willing to buy?

If stockholders tender more than the number of Shares that we are willing to buy, we will purchase Shares on a pro-rata basis. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you properly tendered by a proration factor. The proration factor will equal 14,200,000 divided by the total number of Shares properly tendered by all stockholders. For example, if 28,400,000 Shares are tendered, we will purchase 50% of the number of Shares that you tender. We will make adjustments to avoid purchases of fractional Shares. For information about the terms of the Offer, see Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

If you prorate, when will I know how many of my Shares will actually be purchased?

If proration of tendered Shares is required, we do not expect to announce the final results of proration or pay for any Shares until at least five (5) New York Stock Exchange (“NYSE”) trading days after the expiration date. This is because we will not know the precise number of Shares properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain this preliminary information from the Information Agent at its telephone number set forth on the back cover of this offering document.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay you eighty-four dollars ($84.00) net per Share in cash. Any payment is subject to applicable withholding of United States federal, state and local taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “Introduction,” Section 1 of this Offer to Purchase, “Terms of the Offer; Proration,” and Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences.”

Do you have the financial resources to make payment?

The total amount of funds necessary to purchase the 14,200,000 Shares sought in the Offer is $1,192,800,000. We intend to fund this amount in part through working capital and in part through financing arrangements. See Section 10 of this Offer to Purchase, “Source and Amount of Funds.” The Offer, however, is not subject to financing as we, through our parent Dubai World, have working capital in an amount that is more than sufficient to pay the purchase price for the 14,200,000 Shares in the event that we do not obtain financing.

Is Purchaser’s financial condition relevant to my decision to tender in the offer?

We do not think our financial condition is relevant to your decision whether to tender Shares in the Offer because:

•	our Offer is being made for up to 14,200,000 Shares solely for cash;

•	our Offer is not subject to any financing condition; and

•	we have cash on hand in an amount that is more than sufficient to pay the aggregate purchase price for the 14,200,000 Shares in the event that we do not obtain financing.

Why are you making the offer?

We believe that the Shares represent an attractive investment and that the Offer is consistent with our goal of making a significant minority investment in MGM MIRAGE. The Offer demonstrates our confidence in MGM MIRAGE and our commitment to its future. As further demonstration of our confidence in MGM MIRAGE and our commitment to its future, we have also entered into the Company Stock Purchase and Support Agreement with MGM MIRAGE whereby MGM MIRAGE has agreed to issue and sell, and we have agreed to purchase, an additional 14,200,000 Shares for cash. All of the Shares we will acquire in the Offer or from MGM MIRAGE pursuant to the Company Stock Purchase and Support Agreement will be held for investment purposes. In addition, Dubai World has entered into a joint venture with Mirage Resorts, Incorporated, a Nevada corporation and wholly-owned subsidiary of MGM MIRAGE, to, among other things, develop, construct, operate in the CityCenter project in Las Vegas, Nevada for an initial capital contribution of $2,700,000,000.

See Section 11 of this Offer to Purchase, “Purpose of the Offer; Plans for MGM MIRAGE Related Agreements.”

How long do I have to decide whether to tender in the Offer?

You will have until 5:00 p.m., New York City time, on Monday, September 24, 2007, to decide whether to tender your Shares in the Offer. However, you should consult with your broker to determine if your broker has an earlier deadline. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The procedure is discussed in Section 1 of this Offer to Purchase, “Terms of the Offer; Proration” and Section 2 of this Offer to Purchase, “Procedure for Tendering Shares—Guaranteed Delivery.”

Can the Offer be extended and under what circumstances?

We may elect to extend the Offer from time to time, at our discretion, for any reason. We will also extend the Offer if the rules of the Securities and Exchange Commission (the “SEC”) require us to do so. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What are the most important conditions to the Offer?

We are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, and may delay the acceptance for payment of any tendered Shares, if the events described in Section 12 of this Offer to Purchase, “Conditions to the Offer,” have occurred and are continuing.

We are not obligated to buy any Shares in the Offer if various events occur, including:

•	a general suspension of trading on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium by any governmental agency or any event that, in our reasonable judgment, would adversely affect the extension of credit by banks or other financial institutions;

•	a ten percent (10%) change in United States or any other currency exchange rates;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a ten percent (10%) decrease in the market price for the Shares or in the general level of market prices for equity securities in the United States;

•	any change or prospective change in the affairs of MGM MIRAGE that, in our reasonable judgment, has a materially adverse effect on MGM MIRAGE or us;

•	the existence of any law limiting our ability to consummate the Offer or any pending legislation that would materially adversely affect the tax consequences to us of the Offer;

•	the existence of litigation that adversely affects the Offer or our ability to exercise ownership rights with respect to the Shares; or

•	the existence of regulatory approvals or requirements that adversely affect the Offer or our ability to exercise ownership rights with respect to the Shares purchased in the Offer.

How do I tender my Shares?

To tender your Shares, you must deliver various documents to Mellon Investor Services LLC, the Depositary for the Offer, prior to the expiration of the Offer. These documents include the certificates representing your Shares and a completed Letter of Transmittal. If your Shares are held through a bank, broker, dealer, trust company or other nominee, your Shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may get extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the Depositary will receive the missing items within a period of three (3) NYSE trading days. The Depositary must receive the missing items within that period for the tender to be valid. See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

You can withdraw Shares at any time prior to the expiration date of the Offer. See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

How do I withdraw my previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Shares, you will still own the same amount of Shares, and MGM MIRAGE will still be a public company listed on the NYSE. However, the purchase of Shares in the Offer may reduce the number of holders of Shares and will likely reduce the number of Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Shares the public holds. See Section 7 of this Offer to Purchase, “Effect of the Offer on the Market for the Shares.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the Offer.

What does the board of directors of MGM MIRAGE think of the Offer?

Under applicable law, no later than ten (10) business days from the date of the Offer to Purchase, MGM MIRAGE is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer. Under the terms of the Company Stock Purchase and Support Agreement, MGM MIRAGE has agreed that it will not recommend rejection of the Offer. See “Introduction.”

What is the market value of my shares as of a recent date?

On August 21, 2007, the last trading day before we announced our intention to make the Offer, the last sale price of the Shares reported by the NYSE was $74.32 per Share. The price of $84.00 net per Share that we are offering pursuant to the Offer represents a premium of approximately 13.0% over this price. See Section 6 of this Offer to Purchase, “Price Range of the Shares; Dividends.” The average price at which the Shares traded on the NYSE over the one-year period preceding the commencement of the Offer was $62.86. The price of $84.00 net per Share that we are offering pursuant to the Offer represents a premium of approximately 33.6% over this average price.

What are the U.S. federal income tax consequences of tendering shares in the offer?

Your receipt of cash for shares properly tendered in the Offer will be a taxable transaction for United States federal income tax purposes. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in the Offer and your adjusted tax basis in the Shares that you surrender in the Offer. That gain or loss will be a capital gain or loss if the Shares are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year at the time the Offer is completed. The tax consequences of the Offer to you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of the Offer, see Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences.” We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the offer?

You may call MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer. You may call collect at (212) 929-5500 or toll free at (800) 322-2885. See the back cover of this offering document.

To the Holders of Common Stock of MGM MIRAGE:

INTRODUCTION

Infinity World Investments LLC hereby offers to purchase in the aggregate up to 14,200,000 of the outstanding Shares of MGM MIRAGE, a Delaware corporation, at a purchase price of eighty-four dollars ($84.00) net per Share, in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in this Offer. In this Offer to Purchase, references to sections are to sections hereof unless otherwise indicated. The Purchaser is a wholly-owned subsidiary of Infinity World (Cayman) L.P., a newly-formed Cayman Islands limited partnership, which in turn is an indirect wholly-owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. Through its various subsidiaries, Dubai World is one of the world’s largest privately-held real estate developers, with expertise in large-scale luxury hotel and resort properties.

We believe that the Shares represent an attractive investment and that the Offer is consistent with our goal of making a significant minority investment in MGM MIRAGE. Our offer demonstrates our confidence in MGM MIRAGE and our commitment to its future. As further demonstration of our confidence in MGM MIRAGE and our commitment to its future, we have also entered into a Company Stock Purchase and Support Agreement with MGM MIRAGE whereby MGM MIRAGE has agreed to issue and sell, and we have agreed to purchase, 14,200,000 Shares for a price per share equal to the price we will pay in the Offer. All of the Shares we will acquire in the Offer or from MGM MIRAGE will be held for investment purposes. In addition, Dubai World has entered into a joint venture with Mirage Resorts, Incorporated, a wholly-owned subsidiary of MGM MIRAGE, to, among other things, develop, construct, operate and acquire a 50% ownership interest in the CityCenter project in Las Vegas, Nevada, for an initial capital contribution of $2,700,000,000.

Tendering stockholders whose Shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us under the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of Mellon Investor Services LLC, and MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer, that are attributable to the Offer. See Section 14 of this Offer to Purchase, “Fees and Expenses.”

OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 12 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.” THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR A MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD.

Under applicable law, no later than ten (10) business days from the date of this Offer to Purchase, MGM MIRAGE is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer. Under the terms of the Company Stock Purchase and Support Agreement, MGM MIRAGE has agreed that it will not recommend rejection of the Offer.

According to MGM MIRAGE’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, there were 284,344,805 Shares outstanding as of August 6, 2007.

Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences,” describes various United States federal income tax consequences of a sale of Shares under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE OFFER

SECTION 1.    TERMS OF THE OFFER; PRORATION

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 14,200,000 Shares in the aggregate that are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” at a price of eighty-four dollars ($84.00) net per Share, in cash. The term “Expiration Date” means 5:00 p.m., New York City time, on September 24, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date on which the Offer, as so extended by us, will expire. For purposes of this Offer, the term “Business Day” means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If more than 14,200,000 Shares are validly tendered prior to the Expiration Date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 14,200,000 Shares on a pro-rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not properly withdrawn. If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares validly tendered and not properly withdrawn, we do not expect to announce the final results of proration or pay for any Shares until at least five (5) NYSE trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable after the determination thereof. Holders of Shares may obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment due to an oversubscription will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in Section 4 of this Offer to Purchase, “Acceptance for Payment and Payment.”

We reserve the right to decrease the number of Shares we are seeking in the Offer, subject to applicable laws and regulations as described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 12 of this Offer to Purchase, “Conditions to the Offer,” shall exist, to:

•

extend the Offer beyond the then scheduled Expiration Date, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of that extension to the Depositary; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

There can be no assurance that we will exercise our right to extend the Offer.

If by 5:00 p.m., New York City time, on Monday, September 24, 2007 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the expiration date and not theretofore properly withdrawn; (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer. There will not be any subsequent offering period.

Any extension, waiver, amendment or termination will be followed, as promptly as practicable, by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the Offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in Section 3 of this Offer to Purchase, “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, to increase or decrease the consideration offered in the Offer or to decrease the number of Shares we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth (10th) Business Day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten (10) Business Days.

MGM MIRAGE has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish those materials to banks, brokers, dealers, trust companies and similar persons whose names, or the names of whose nominees, appear on MGM MIRAGE’s stockholders lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares.

SECTION 2.    PROCEDURE FOR TENDERING SHARES

Valid Tender. For a stockholder to validly tender Shares under the Offer: (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date of the Offer:

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Date of the Offer, comply with the guaranteed delivery procedures we describe below.

The valid tender of Shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the “book-entry transfer facility”) within two (2) Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:

•

the “registered holder(s)” of those Shares sign(s) that Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on that Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered Shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three (3) trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) in the case of any book-entry transfer of the Shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “—Book-Entry Transfer” within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Shares;

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR SUCH SHARES.

Appointment. By executing a Letter of Transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent’s message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the Letter of Transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered Shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the Shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those Shares and additional securities attributable thereto in respect of any annual, special or adjourned meeting of MGM MIRAGE’s stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those Shares, to exercise full voting, consent and other rights with respect to those Shares and the additional securities attributable thereto, including voting at any meeting of stockholders or acting by written consent without such a meeting.

Tendering Stockholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (the “Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. We will decide, in our reasonable discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a stockholder that holds Shares:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding with respect to cash payable under the Offer, a stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to or is exempt from backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Lost Certificates. If the Share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify MGM MIRAGE’s transfer agent, Mellon Investor Services LLC, at the toll-free number (800) 270-3449. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

SECTION 3.    WITHDRAWAL RIGHTS

Except as this Section 3 otherwise provides, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the expiration date and you may also withdraw your previously tendered Shares at any time after Thursday, October 25, 2007, unless such Shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the properly withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.     ACCEPTANCE FOR PAYMENT AND PAYMENT

On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the Expiration Date for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” up to a maximum of 14,200,000 shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Sections 1 and 12 of this Offer to Purchase, “Terms of the Offer; Proration” and “Conditions to the Offer.” We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. We will effectuate any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will pay for Shares we have accepted for payment under the Offer only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Shares;

•	a Letter of Transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations respecting Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Shares. On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. If we are delayed in our acceptance for payment of, or payment for, Shares or we are unable to accept for payment, or pay for, Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Rule 14e-1(c) of the Exchange Act, the Depositary nevertheless may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 of this Offer to Purchase, “Withdrawal Rights.”

If we do not purchase any tendered Shares under the Offer for any reason, then, as promptly as practicable following the expiration or termination of the Offer and at no expense to tendering stockholders:

•	the Depositary will return certificates it has received respecting tendered Shares to the person who delivered those certificates to the Depositary; and

•

in the case of tendered Shares delivered by book-entry transfer into the Depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” those Shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.    U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a description of certain United States federal income tax consequences relating to the participation by an MGM MIRAGE stockholder in the Offer. If you are considering participating in the Offer, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.

Taxable Transaction. Your receipt of cash for Shares in our transaction will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the Shares for which you received that cash. Gain or loss will be calculated separately for each block of Shares tendered and purchased under the Offer.

If you hold Shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the Shares exceeds one year. If you are an individual, long-term capital gains will be subject to a maximum federal income tax rate of 15% (5% for individuals in the 10% or 15% tax bracket). Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

The foregoing discussion may not be applicable with respect to (1) Shares received on the exercise of employee stock options or otherwise as compensation or (2) holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions. In addition, the foregoing discussion may not apply to a holder of Shares in light of such holder’s individual circumstances, such as holding Shares as a dealer in securities or foreign currency or as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on present law, which is subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. This discussion does not address the effect of any applicable state, local or foreign tax laws.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Backup Withholding. In general, some stockholders may be subject to backup withholding at a 28% rate on cash payments they receive under the Offer unless certain information is provided to the Depositary or an exemption applies. See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

SECTION 6.    PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are traded on the NYSE under the trading symbol “MGM.” The following table sets forth the high and low per Share sale prices as reported on the NYSE based on published financial sources, as adjusted for a 2-for-1 stock split in May 2005.

		2007 Quarters
		1st	2nd	3rd (through August 24, 2007)
Price range of the Shares	High	$74.40	$86.70	$88.32
	Low	$57.10	$61.26	$68.61

		2006 Quarters
		1st	2nd	3rd	4th
Price range of the Shares	High	$43.43	$46.15	$41.28	$59.52
	Low	$35.26	$38.13	$34.20	$39.28

		2005 Quarters
		1st	2nd+	3rd	4th
Price range of the Shares	High	$39.80	$42.98	$46.75	$44.75
	Low	$34.50	$32.58	$39.30	$35.30

+	Adjusted for 2:1 stock split effective as of May 19, 2005.

On August 21, 2007, which was the last full trading day before our intention to make the Offer was announced, the last reported sales price of the Shares reported by the NYSE was $74.32. The price of $84.00 net per Share that we are offering pursuant to the Offer represents a premium of approximately 13.0% over this price. The average price at which the Shares traded on the NYSE over the one-year period preceding commencement of the Offer was $62.86. The price of $84.00 net per Share that we are offering pursuant to the Offer represents a premium of approximately 33.6% over this average price for the one-year period preceding commencement of the Offer. We urge stockholders to obtain a current market price for the Shares.

Dividends. According to MGM MIRAGE’s periodic reports filed with the SEC under the Exchange Act, MGM MIRAGE has not paid dividends on its Shares since the first quarter of 2000, and it intends to retain its earnings, among other things, to fund the operation of its business, to service and repay its debt and to make strategic investments.

SECTION 7.    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

Following consummation of the Offer we will own approximately 14,200,000 of the outstanding Shares. Our purchase of the Shares under the Offer may reduce the number of holders of Shares and will likely reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares the public holds. In addition, upon consummation of the purchase of the 14,200,000 Shares pursuant to the Company Stock Purchase and Support Agreement, we will own an aggregate of 28,400,000 of the outstanding Shares.

The Shares are currently registered under the Exchange Act. Such registration may be terminated pursuant to Section 12(g)(4) of the Exchange Act upon application of MGM MIRAGE to the SEC if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. In addition, the continued listing of the Shares on the NYSE is subject to compliance with the listing requirements of the NYSE.

In addition to the number of Shares that we purchase pursuant to the Offer, and the purchase of Shares from MGM MIRAGE pursuant to the Company Stock Purchase and Support Agreement, we may purchase additional Shares pursuant to open market purchases, private purchases or otherwise, subject to certain agreements with MGM MIRAGE. See Section 11—“Purpose of the Offer; Plans for MGM MIRAGE; Related Agreements.” We do not believe that the Offer will cause the Shares to be held by fewer than 300 record holders or will adversely affect the continued listing of such Shares on the NYSE.

The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board’s margin regulations.

The Company Stock Purchase and Support Agreement gives us certain rights with respect to the acquisition and disposition of our Shares. See Section 11—“Purpose of the Offer; Plans for MGM MIRAGE; Related Agreements” of this Offer to Purchase. These rights could adversely affect the liquidity of, and make it more difficult for the public to acquire or dispose of, the remaining Shares the public holds.

MGM MIRAGE has stated in its most recent Annual Report on Form 10-K that it regularly evaluates possible expansion and acquisition opportunities in both the domestic and international markets, which may include the ownership, management and operation of gaming and other entertainment facilities in Nevada or in states other than Nevada or outside of the United States. MGM MIRAGE has indicated that it may undertake these opportunities either alone or in cooperation with one or more third parties. In the event that MGM MIRAGE should engage in any expansion or acquisition opportunity subsequent to the consummation of the Offer, and such opportunity results in a substantial increase in the value of the Shares, the holders of Shares purchased by us pursuant to the Offer will have lost the opportunity to realize the benefit of such a transaction with respect to such Shares.

Similarly, other factors, such as favorable future developments at MGM MIRAGE, an increase in the stock trading prices of the gaming market sector or general market or economic conditions, could cause a substantial increase in the future price of the Shares. Holders of Shares purchased by us pursuant to the Offer will not participate in such increases with respect to such Shares.

SECTION 8.    INFORMATION CONCERNING MGM MIRAGE

General. MGM MIRAGE is a Delaware corporation. Its executive offices are located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and its telephone number at that address is (702) 693-7120.

Available Information. MGM MIRAGE is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. MGM MIRAGE must disclose in its proxy statements distributed to MGM MIRAGE stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with MGM MIRAGE. That information is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC’s web site, http://www.sec.gov.

Except as otherwise stated herein, the information concerning MGM MIRAGE contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by MGM MIRAGE to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

SECTION 9.    INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES; BACKGROUND OF THE OFFER; PAST CONTACTS, NEGOTIATIONS AND TRANSACTIONS

Infinity World Investments LLC, a Nevada limited liability company, is a wholly-owned subsidiary of Infinity World (Cayman) L.P., a Cayman Islands limited partnership. Infinity World (Cayman) L.P. is an indirect wholly-owned subsidiary of Dubai World. Dubai World, a Dubai, United Arab Emirates government decree entity, is one of the world’s largest privately-held real estate developers, with expertise in large-scale, luxury hotel and resort properties.

The principal executive office and business address of Infinity World Investments LLC and its affiliated entities is located at Emirate Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates, and the telephone number of Dubai World at that address is +971 4 3903800.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors, members, managers and executive officers of the members of the Purchaser, Infinity World (Cayman) L.P. and Dubai World are set forth in Schedule I hereto and incorporated by this reference. To the best of our knowledge, none of the persons listed in Schedule I has, during the past five (5) years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Dubai World, through one of its subsidiaries, owns equity interests in Kerzner International Holdings Limited. On June 20, 2007, MGM MIRAGE entered into a letter of intent to form a joint venture with Kerzner International Holdings Limited to develop a multi-billion dollar integrated resort property on the Las Vegas Strip. Under the terms of the letter of intent, MGM MIRAGE would provide the land for the resort and Kerzner Istithmar Las Vegas, LLC, would make capital contributions of cash. The parties plan to conclude a definitive agreement in the third quarter of 2007.

On July 4, 2007, Mr. Sultan Ahmed bin Sulayem, Chairman of the Board of Dubai World, telephoned Mr. J. Terrence Lanni, Chairman and Chief Executive Officer of MGM MIRAGE, to explore MGM MIRAGE’s interest in entering into a strategic relationship with Dubai World that would provide an opportunity for Dubai World to invest in MGM MIRAGE and its development opportunities. Dubai World subsequently engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”), as financial advisor, and Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”), as legal counsel, to assist in developing a proposal to be presented to MGM MIRAGE. During July 2007, Dubai World consulted with Credit Suisse and Paul Hastings regarding various proposals that would achieve its investment goals based on available public information.

At the end of July, Dubai World decided preliminarily to propose a long-term strategic partnership with MGM MIRAGE centered on direct investment in MGM MIRAGE’s development projects, such as the CityCenter project in Las Vegas, Nevada and a significant investment by the Purchaser in the Shares. Representatives of Dubai World commenced preliminary discussions with representatives of MGM MIRAGE and its majority stockholder, Tracinda Corporation, with respect to such preliminary proposal.

On July 30, 2007 and July 31, 2007, Mr. bin Sulayem, Mr. Kirk Kerkorian, the sole owner of Tracinda Corporation, and Mr. Lanni had various meetings to continue discussions. Dubai World described its interest in forming a long-term strategic partnership with respect to MGM MIRAGE’s business generally and, more particularly, with respect to MGM MIRAGE’s various development opportunities, including the CityCenter project. In connection with such strategic partnership, the Purchaser would seek to acquire a meaningful ownership stake in MGM MIRAGE. At this meeting, Mr. Lanni agreed to permit Dubai World to conduct a limited due diligence review of the CityCenter project.

On August 7, 2007, Dubai World and MGM MIRAGE entered into a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which Dubai World could obtain access to non-public information solely concerning the CityCenter project, but would otherwise be prohibited from discussing with any third party or disclosing the negotiations between the parties except in certain limited circumstances.

Between August 6, 2007 and August 9, 2007, representatives of Dubai World and the Purchaser, including Dr. Laiboon Yu and Messrs. Kar Tung Quek, Abdul Wahid A. Rahim Al Ulama, Rashid Sheikh and Jameson Lee, along with representatives of Paul Hastings and Credit Suisse, met in Las Vegas, Nevada with representatives of MGM MIRAGE, including, among others, Messrs. Lanni, James J. Murren, Daniel J. D’Arrigo, Bryan L. Wright, Marshall M. Minor, Shawn T. Sani, and Robert C. Selwood, along with representatives of Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP (“Christensen Glaser”), legal counsel to MGM MIRAGE and Tracinda Corporation, to discuss potential transaction alternatives related to its preliminary proposal, including an investment by Dubai World in the CityCenter project and an acquisition by the Purchaser of an ownership position in Shares. At these meetings, the representatives of MGM MIRAGE presented a corporate overview of MGM MIRAGE’s business based solely on available public information to representatives of Dubai World, the Purchaser and their advisors. Representatives of the Purchaser inquired about the possibility of purchasing Shares directly, subject to gaming and licensing requirements, from significant stockholders of MGM MIRAGE, as well as the possibility of receiving board representation in connection with the Purchaser’s investment in MGM MIRAGE.

On August 10, 2007, Christensen Glaser sent to representatives of Dubai World a draft form of operating agreement for the potential joint venture between MGM MIRAGE and Dubai World for the CityCenter project. On August 12, 2007, representatives of Paul Hastings sent to representatives of Christensen Glaser a term sheet with proposed terms of such joint venture investment by Dubai World in the CityCenter project. From August 12, 2007 to August 16, 2007, representatives of Paul Hastings and Christensen Glaser exchanged drafts of such term sheet.

Between August 11, 2007 and August 14, 2007, representatives of Credit Suisse held telephone conversations with Mr. Murren to further discuss various due diligence information regarding the CityCenter project.

On August 15, 2007, representatives of Credit Suisse telephoned Mr. Murren to propose that Dubai World acquire a 50% joint venture interest in the CityCenter project for $2,700,000,000 at closing, plus deferred consideration of up to $100,000,000 for delivering the CityCenter project on time and on budget, subject to confirmatory due diligence. The parties also discussed the Purchaser’s goal in connection with the joint venture investment of acquiring up to 9.5% of the Shares.

On August 16, 2007, Mr. bin Sulayem and Mr. Kerkorian held telephone conversations regarding Dubai World’s interest in becoming a strategic partner in the CityCenter project as well as the Purchaser’s goal of acquiring an ownership position in the Shares in connection with the proposed CityCenter joint venture investment. Mr. bin Sulayem and Mr. Kerkorian agreed to meet in Los Angeles, California on August 19, 2007 to continue discussions regarding Dubai World’s and the Purchaser’s proposals. Representatives of Credit Suisse then informed Mr. Murren of the results of the conversation between Mr. bin Sulayem and Mr. Kerkorian and discussed the next steps for negotiation of definitive documentation with MGM MIRAGE for the joint venture and the equity investment.

On August 17, 2007, representatives of MGM MIRAGE, including Mr. Murren and Mr. D’Arrigo, had a telephone conversation with representatives of Credit Suisse regarding the status of Dubai World’s due diligence review of MGM MIRAGE, the documentation of a potential joint venture, and certain economic terms relating to the joint venture consideration.

On August 18, 2007, representatives of Paul Hastings and Christensen Glaser held negotiations at the offices of Christensen Glaser regarding the joint venture investment by Dubai World in the CityCenter project. Also on August 18, 2007, representatives of Paul Hastings sent drafts of documentation to implement the proposed acquisition of Shares to Christensen Glaser, and the representatives of the Purchaser, MGM MIRAGE and Tracinda Corporation continued to discuss the form of transaction for the proposed stock acquisition. During the evening of August 18, 2007, Christensen Glaser sent a revised draft of the joint venture documentation to Dubai World and its representatives, as well as draft documentation related to the acquisition of Shares to the Purchaser and its representatives.

On August 19, 2007, representatives of the Purchaser and MGM MIRAGE continued to discuss the form of transaction for the proposed stock acquisition. The parties determined that MGM MIRAGE would sell to the Purchaser 14,200,000 Shares and that the Purchaser would commence a third party tender offer for an additional 14,200,000 Shares. MGM MIRAGE’s Board of Directors would nominate, and Tracinda Corporation would agree to vote in favor of, the Purchaser’s nominees for MGM MIRAGE’s Board of Directors. Representatives of Paul Hastings prepared drafts of documentation evidencing these agreements and sent such drafts to Christensen Glaser. In addition, representatives of Dubai World, MGM MIRAGE, Credit Suisse, Paul Hastings and Christensen Glaser held negotiations at the offices of Christensen Glaser regarding the joint venture investment by Dubai World in the CityCenter project. That evening, Mr. bin Sulayem and Mr. Kerkorian met to discuss the proposed transaction and to finalize the terms of the tender offer.

During the period between August 20, 2007 and August 21, 2007, representatives of Dubai World, the Purchaser, MGM MIRAGE, Paul Hastings and Christensen Glaser met in the offices of Christensen Glaser and telephonically to negotiate and finalize the documentation related to the CityCenter joint venture transaction and the purchase of Shares.

On the morning of August 21, 2007, the Board of Directors of MGM MIRAGE held a meeting, at which the transactions contemplated by the CityCenter joint venture project and the purchase of Shares by the Purchaser were approved. On August 21, 2007, representatives from Paul Hastings, Christensen Glaser, the Purchaser, Dubai World and MGM MIRAGE finalized negotiations and documentation and executed the transaction documents related to the CityCenter joint venture project and the purchase of Shares by the Purchaser.

Except as set forth in this Offer to Purchase, during the past two years, none of Dubai World, the Purchaser or any of their affiliated entities, nor, to the best of its knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with MGM MIRAGE or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, none of Dubai World, the Purchaser or any of their affiliated entities nor any of their directors, members, managers, executive officers or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any MGM MIRAGE securities or has effected any transactions in MGM MIRAGE securities during the past sixty (60) days. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Dubai World, the Purchaser or any of their affiliated entities or, to the best of its knowledge, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and MGM MIRAGE or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, or the election of directors or a sale or other transfer of a material amount of assets.

We do not believe that our financial condition is relevant to your decision whether to tender Shares and to accept the Offer because the Offer consideration consists solely of cash. Although we intend to obtain financing to fund a portion of the purchase of your Shares pursuant to the Offer, the Purchaser has the financial resources necessary to complete the Offer without financing.

SECTION 10.    SOURCE AND AMOUNT OF FUNDS

If we purchase 14,200,000 Shares pursuant to the Offer at eighty-four dollars ($84.00) per Share, our aggregate cost will be $1,192,800,000, not including fees and expenses. See Introduction and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.” We intend to fund these amounts in part from our working capital and in part from certain financing arrangements described below.

We are negotiating terms for a loan facility with a banking syndicate, a portion of the proceeds of which would be used to finance the Offer. There is no guarantee that we will receive any financing. The Offer, however, is not subject to financing as we have, through our parent Dubai World, working capital that is more than sufficient to pay the purchase price for the Shares in the event that we do not obtain financing.

SECTION 11.    PURPOSE OF THE OFFER; PLANS FOR MGM MIRAGE; RELATED DOCUMENTS

We believe that the Shares represent an attractive investment. The Offer demonstrates our confidence and commitment to MGM MIRAGE’s future. In addition, the Offer provides an opportunity to existing stockholders of MGM MIRAGE to sell a portion of their Shares at a premium over recent trading prices. The offering price of eighty-four dollars ($84.00) net per Share represents a premium of thirty-three and six-tenths percent (33.6%) over $62.86, which is the average trading price of the Shares on the NYSE over the one-year period preceding the commencement of the Offer.

At this time, following completion of the Offer and consummation of the Direct Purchase we expect to increase our ownership of MGM MIRAGE common stock beyond the 28,400,000 shares we may purchase pursuant to the Offer and from MGM MIRAGE. Any such increase in ownership would be subject to gaming authority approval and is not expected to result in ownership that exceeds 20% of the outstanding MGM MIRAGE common stock.

We may acquire additional shares in the open market or in privately negotiated transactions on such terms and at such times as we deem advisable.

In the ordinary course of our business, we from time to time review the performance of our investments and consider possible strategies for enhancing value. As part of our ongoing review of our investment in the Shares, we will explore, from time to time, the possibilities of acquiring or disposing of additional Shares. Any determination with respect to the acquisition or disposition of additional Shares depends upon a variety of factors, including, without limitation, current and anticipated future trading prices for the Shares, the financial condition, results of operations and prospects of MGM MIRAGE, tax considerations and general economic, financial market and industry conditions.

Company Stock Purchase And Support Agreement

We have entered into a Company Stock Purchase and Support Agreement with MGM MIRAGE which grants us the right to purchase (the “Purchase”) an additional 14,200,000 Shares as well as certain rights with respect to any Shares we purchase pursuant to the Offer and the Purchase.

Stock Purchase

Under the Company Stock Purchase and Support Agreement, we are entitled to purchase from MGM MIRAGE, and MGM MIRAGE is obligated to sell to us, the Shares subject to certain conditions to closing which include, among others, that the representations and warranties of the respective parties are true and correct in all material respects, that the parties have complied in all material respects with their covenants and agreements and that MGM MIRAGE has filed the prospectus supplement described below.

Registration Rights

MGM MIRAGE has previously filed, and currently has effective, a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Shelf Registration”). Under the Company Stock Purchase and Support Agreement, MGM MIRAGE is required to prepare and file a prospectus supplement to the Shelf Registration (the “Prospectus Supplement”) which would allow us to include the Shares that we purchase pursuant to the Offer and the Stock Purchase for sale pursuant to the Shelf Registration (the “Shelf Registration Right”). MGM MIRAGE is required to prepare and file the Prospectus Supplement no later than fifteen (15) business days from the date that the Company Stock Purchase and Support Agreement is executed and delivered. Under the Company Stock Purchase and Support Agreement, we also have the right (the “Piggyback Registration Right”) to require MGM MIRAGE to include our Shares in any registered offerings of Shares for cash proposed by other stockholders of MGM MIRAGE. Expenses relating to the exercise of the Piggyback Registration Right and the Shelf Registration Right will generally be payable by MGM MIRAGE.

Preemptive Rights and Rights With Respect to Further Acquisitions of Shares

We have a preemptive right to acquire any Shares that MGM MIRAGE proposes to sell from time to time in order to maintain our percentage ownership of Shares as calculated at the time MGM MIRAGE proposes to sell such Shares. This right expires on the date when we own fewer than five percent (5%) of the outstanding Shares.

Standstill

We have covenanted to refrain from acquiring beneficial ownership of Shares in excess of twenty percent (20%) of the total outstanding Shares, subject to certain exceptions set forth in the Company Stock Purchase and Support Agreement.

Rights Relating to MGM MIRAGE’s Board of Directors

Once we have acquired ownership of five percent (5%) of MGM MIRAGE’s outstanding Shares, we will have the right to designate one nominee for election to serve on MGM MIRAGE’s Board of Directors. In the event that we beneficially own at least twelve percent (12%) of the total outstanding shares and the JV LLC Agreement has not been terminated, we will have the right to designate a number of nominees for election to serve on MGM MIRAGE’s Board of Directors equal to the product (rounded down to the nearest whole number) of (i) the percentage of the outstanding Shares beneficially owned by us and our affiliated entities multiplied by (ii) the total number of directors authorized to serve on MGM MIRAGE’s Board. MGM MIRAGE’s Board of Directors is required to nominate each one of our nominees for election to serve on MGM MIRAGE’s Board of Directors and to recommend that the stockholders of MGM MIRAGE elect each of our nominees.

General

In other respects, the Company Stock Purchase and Support Agreement contains terms that are customary to agreements of its type.

Stockholder Support Agreement

On August 21, 2007, Tracinda Corporation, the majority stockholder of MGM MIRAGE, and Infinity World Investments LLC, entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”).

The Stockholder Support Agreement provides, among other things, that Tracinda Corporation will vote its Shares in favor of persons nominated by us to serve on MGM MIRAGE’s Board of Directors pursuant to the Company Stock Purchase and Support Agreement.

Confidentiality Agreement

On August 7, 2007, MGM MIRAGE and Dubai World entered into the Confidentiality Agreement pursuant to which Dubai World agreed upon behalf of itself and its affiliates not to acquire or make any offer to acquire Shares, either directly or indirectly. In connection with the Offer, MGM MIRAGE agreed to terminate this restriction on Dubai World and its affiliates, so that the Purchaser can acquire the Shares pursuant to the terms of the Offer and the Company Share Purchase.

Joint Venture

On August 21, 2007, Mirage Resorts, Incorporated, a subsidiary of MGM MIRAGE, and Dubai World entered into an agreement to form a joint venture (the “Joint Venture”) which would manage, design, plan, develop, construct and operate CityCenter. Pursuant to a Limited Liability Company Agreement (the “JV LLC Agreement”) entered into between Dubai World and Mirage Resorts, Incorporated, Mirage Resorts, Incorporated will contribute, directly or indirectly, certain assets and/or equity of its affiliated entities holding the assets of, and engaged in, the CityCenter project to the Joint Venture, and Dubai World will make capital contributions to the Joint Venture. Under the JV LLC Agreement, the initial capital contribution by Dubai World to the Joint Venture is $2,700,000,000, subject to adjustment. Mirage Resorts, Incorporated will receive an additional $100,000,000, subject to adjustment based on completion of construction on budget and on schedule, from Dubai World. Each of Dubai World and Mirage Resorts, Incorporated would receive a fifty percent (50%) interest in the Joint Venture.

The closing of the formation of the Joint Venture is subject to certain closing conditions, including, without limitation, neither party being a defaulting member at the time of closing, execution and delivery of the management agreements (described below), receipt of all necessary governmental approvals, including any CFIUS approval (described below), and receipt of title insurance covering the CityCenter project.

Simultaneously with the execution of the JV LLC Agreement, Dubai World and an affiliate of MGM MIRAGE entered into a term sheet for a Development Management Agreement, to be further negotiated by the parties and containing the terms described in the term sheet. Under the Development Management Agreement, an affiliate of MGM MIRAGE (the “Development Manager”) would manage the development, construction, sales, leasing and marketing of the CityCenter project. The Development Manager’s scope of work would generally include all disciplines necessary to complete the CityCenter project in a turn-key condition.

Simultaneously with the execution of the JV LLC Agreement, Dubai World and an affiliate of MGM MIRAGE also entered into a term sheet for an Operations Management Agreement, to be further negotiated by the parties and containing the terms described in the term sheet. Under the Operations Management Agreement, an affiliate of MGM MIRAGE (the “Operations Manager”) would manage and conduct the business of the CityCenter project. The Operations Manager would act as exclusive agent for the Joint Venture in procuring the management, administration, control and conduct of all aspects of the business of the CityCenter project.

SECTION 12.    CONDITIONS TO THE OFFER

The Offer is not conditioned upon the receipt of financing nor is the Offer conditioned upon a minimum number of Shares being validly tendered and not properly withdrawn prior to the completion of the initial offer period.

Notwithstanding any other term of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, Shares tendered, and we may amend the Offer or terminate the Offer and not accept for payment any tendered Shares if at any time prior to the expiration of the Offer any of the following conditions exist:

(a) (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect the extension of credit by banks or other financial institutions; (iii) a ten percent (10%) change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor; (iv) the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; (v) a ten percent (10%) decrease in the market price for the Shares or in the general level of market prices for equity securities in the United States; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

(b) any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of MGM MIRAGE or any of its subsidiaries or affiliates that, in our reasonable judgment, has a material adverse effect on us or MGM MIRAGE or any of our or MGM MIRAGE’s subsidiaries or affiliates or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the Shares;

(c) legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;

(d) there shall be threatened, instituted, or pending any action, proceeding, application, or counterclaim by any person unrelated to us or by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, including any gaming commissions or entities regulating the gaming industry, which: (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer; (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares; (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to the Shares purchased by us on all matters properly presented to the MGM MIRAGE stockholders; (iv) might result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer, the Joint Venture or the value of the Shares to us; (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of MGM MIRAGE or any of its subsidiaries or affiliates, including the Joint Venture; or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us, MGM MIRAGE or any of our or MGM MIRAGE’s subsidiaries or affiliates or the value of the Shares;

(e) any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or MGM MIRAGE or any of our or MGM MIRAGE’s subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment: (i) indicates that any approval, waiver, authorization or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder, including any gaming commissions or entities regulating the gaming industry; (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other stockholder rights with respect to the Shares to be purchased pursuant to the

Offer or the receipt of any distributions or other benefits of ownership of such Shares to which owners of Shares are entitled generally; or (iii) otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or MGM MIRAGE or any of our or MGM MIRAGE’s subsidiaries or affiliates; or

(f) any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction, including the regulatory approvals, over the Offer, MGM MIRAGE or our or our affiliates, including our or our affiliates’ ownership of Shares, shall not have been obtained on terms satisfactory to us in our reasonable discretion; which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by MGM MIRAGE) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.

SECTION 13.    LEGAL AND REGULATORY MATTERS

Except as described in this Section 13, based on a review of publicly available filings MGM MIRAGE has made with the SEC and other publicly available information concerning MGM MIRAGE, we are not aware of any license or regulatory permit that appears to be material to the business of MGM MIRAGE that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by us as contemplated by the Offer. Although MGM MIRAGE is engaged in the gaming business, and therefore subject to applicable gaming laws in the various jurisdictions in which it conducts its gaming operations, it is our understanding that, except as described in this Section 13, no approvals or actions by us are required under the applicable gaming laws in connection with the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request MGM MIRAGE to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Shares tendered. See Section 12 of this Offer to Purchase, “Conditions to the Offer.”

Regulatory Matters

Gaming

MGM MIRAGE’s gaming operations are subject to extensive regulation, and certain of MGM MIRAGE’s subsidiaries holds registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities, including Nevada, Illinois, Michigan, New Jersey, Mississippi and Macau. Gaming laws are based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability.

The Purchaser does not believe that it must obtain any consent, finding of suitability, license, approval or other authorization of any gaming authority prior to consummating the purchase of any or all of the 14,200,000

Shares in the Offer. In many of the states which regulate MGM MIRAGE’s activities, however, our acquisition of additional Shares may require us to provide written notice to the applicable gaming authorities. These gaming authorities will review our notices and may make additional inquiries into our suitability as a holder of stock of a gaming company under the applicable gaming regulations. If any of these authorities were to find us to be not suitable as a stockholder of MGM MIRAGE, and such finding were to occur prior to the closing of the Offer, we would not be able to consummate the Offer.

In addition to the aforementioned approvals which may be necessary for the acquisition and ownership of Shares and Dubai World’s substantial investment in MGM MIRAGE’s CityCenter development, the newly-formed joint venture, or a wholly-owned affiliate of the joint venture (the “Casino Operator”) may be required to apply for gaming licenses from the State of Nevada in order to own and operate the planned casino gaming establishment at CityCenter. In addition to the gaming licenses from the State of Nevada, the Nevada Gaming Commission will require all shareholders, officers and directors of the Casino Operator to be found suitable and/or obtain a license. We, Dubai World and MGM MIRAGE intend to submit an application for each business entity and/or individual as may be required under the Nevada Gaming Control Act to obtain the necessary gaming licenses from the State of Nevada. If the Nevada Gaming Commission were to deny MGM MIRAGE, Dubai World or us a gaming license, it would not have any effect on the Offer.

Committee on Foreign Investment in the United States

Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, and the rules and regulations thereunder (the “Exon-Florio Amendment”), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that there is credible evidence that such foreign persons, in exercising control of such acquired persons, might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security.

The purchase by a foreign entity of less than ten percent of the outstanding voting securities or comparable interests of a United States entity that are to be held solely for the purpose of investment is not a transaction subject to the Exon-Florio Amendment. Voting securities are held solely for the purpose of investment if the person holding or acquiring those securities has no intention of determining or directing the basic business decisions of the subject entity. However, such securities are not held solely for the purpose of investment if the holder possesses or develops any purpose other than investment, or takes any action inconsistent with acquiring or holding such securities solely for the purpose of investment.

Joint ventures in which a United States person and a foreign person enter into contractual or other similar arrangements, including agreements on the establishment of a new entity, are subject to the Exon-Florio Amendment if the United States person contributes an existing identifiable business in the United States and a foreign interest would gain control over that existing business by means of the joint venture. In the case of a joint venture where a foreign person would exercise control of the joint venture entity, any voluntary notice should be prepared on the assumption that the foreign person which is a party to the joint venture has made an acquisition of the business or businesses that the U.S. person which is a party to the joint venture is contributing or transferring to the joint venture.

Pursuant to the Exon-Florio Amendment, voluntary notice of an acquisition by a foreign person can be made to the Committee on Foreign Investment in the United States (“CFIUS”), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Homeland Security, the Attorney General, the Director of the Office of Management and Budget, the United States Trade Representative, the Chairman of the Council of Economic Advisors, the Director of the Office of Science and Technology Policy, the Assistant to the President for National Security Affairs and the Assistant to the President for Economic Policy.

A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS, although CFIUS may delay the beginning of the 30-day review period if it determines that the notification is incomplete. If it is determined that an investigation should be undertaken, the investigation must commence no later than the end of the initial 30-day review period, and must be completed within 45 days of commencement. Any decision by the President to take action must be announced within 15 days of the completion of the investigation.

Although the Exon-Florio Amendment does not require the filing of a notification and does not prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that there is credible evidence that the foreign interest exercising control might take action that threatens to impair the national security of the United States. Any decision to divest a completed but non-notified transaction must rest on facts, conditions, or circumstances existing at the conclusion of the transaction.

Based on the foregoing considerations, we have determined that no voluntary notification will be filed with CFIUS in connection with the Offer. We are in the process of determining whether a voluntary notification will be filed in connection with the Joint Venture transaction.

SECTION 14.    FEES AND EXPENSES

We have retained MacKenzie Partners, Inc. to act as the Information Agent and Mellon Investor Services LLC to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. The Information Agent may contact MGM MIRAGE stockholders by mail, facsimile or personal interviews and may request banks, brokers, dealers, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners of the Shares.

We will not pay any fees or commissions to any broker or dealer or other person, other than to the Information Agent and the Depositary, in connection with the solicitation of tenders of Shares under the Offer. We will reimburse banks, brokers, dealers, trust companies and other nominees on their request for customary mailing and handling expenses they incur in forwarding materials to their customers.

SECTION 15.    DIVIDENDS AND DISTRIBUTIONS

If, on or after August 22, 2007 (the date of the initial announcement of our intention to make the Offer), MGM MIRAGE should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 12 of this Offer to Purchase, “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

According to MGM MIRAGE’s periodic reports filed with the SEC under the Exchange Act, MGM MIRAGE has not paid any dividends on the Shares since the first quarter of 2000. If after August 22, 2007, MGM MIRAGE should declare or pay any cash dividend or other distribution on the Shares, or issue, with respect to the Shares, any additional Shares of MGM MIRAGE, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominees or transferees on MGM MIRAGE’s stock transfer records, then, subject to the provisions of Section 12 of this Offer to Purchase, “Conditions to the Offer,” (i) the price offered pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth (10th) business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten (10) business days. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the Shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

SECTION 16.    MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the Letter of Transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 of this Offer to Purchase, “Information Concerning MGM MIRAGE.”

August 27, 2007	DUBAI WORLD INFINITY WORLD (CAYMAN) L.P. INFINITY WORLD INVESTMENTS LLC

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF DUBAI WORLD

The name and present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the directors and executive officers and control persons of the Purchaser, Infinity World (Cayman) L.P. (“Infinity Cayman”), and Dubai World are set forth below. Except as otherwise indicated, the business address of each person listed below is c/o Emirates Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates, and their business phone number is +971 4 3903800.

Sultan Ahmed bin Sulayem is President and Chief Executive Officer and a member of the Board of Managers of Infinity World Investments LLC, Infinity Cayman and Infinity World (Cayman) Holding (“Infinity Cayman GP”) Mr. bin Sulayem is also a member of the Board of Directors of Infinity Cayman GP. In addition, Mr. bin Sulayem is the Chairman and Head of the Board of Directors of Dubai World, a holding company that manages and supervises a diversified portfolio of businesses and projects in Dubai, including property development and hospitality, maritime, financial services, multi-commodities and retail. Mr. Sulayem is Chairman of DP World, Chairman of Ports, Customs & Free Zone Corporation, Nakheel LLC, Dubai Waterfront Company, Tejari.com and Dubai Multi Commodities Centre. Mr. bin Sulayem is member of the World Economic Forum and is also Chairman of the Board of Ports & Free Zone. Mr. bin Sulayem also holds positions as: Member of the Board of Executive Council, Government of Dubai; Member of the Board of Executive Economic Council, Government of Dubai; Member of the Board of Emirates International Forum; and Member of the Board of Dubai Chamber of Commerce. Mr. bin Sulayem is a resident of the United Arab Emirates and is a citizen of the United Arab Emirates.

Kar Tung Quek is Chief Financial Officer and Treasurer of Infinity World Investments LLC, Infinity Cayman and Infinity Cayman GP. Mr. Quek is also member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity Cayman GP. Mr. Quek is also currently the Chief Financial Officer of Nakheel PJSC, a subsidiary of Dubai World (“Nakheel”). Before joining Nakheel in April 2006, Mr. Quek was the General Manager, Asset Management of Frasers Centrepoint Group and the Chief Executive Officer of Frasers Centrepoint Asset Management Limited from June 2005 through April 2006. Prior to that, Mr. Quek was the Director, Business Development of ARA Asset Management Limited and the Chief Executive Officer of Suntec REIT. Mr. Quek is a resident of the United Arab Emirates and is a Singaporean citizen.

Chris O’Donnell is Secretary of Infinity World Investments LLC, Infinity Cayman and Infinity Cayman GP. Mr. O’Donnell is also member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity Cayman GP. Mr. O’Donnell is also Chief Executive Officer for Nakheel, and in his role directly oversees all company operations and developments. In such position, Mr. O’Donnell reports to Nakheel’s Executive Chairman. Before joining Nakheel in June 2006, Mr. O’Donnell spent the preceding five (5) years as Managing Director of Investa Property Group in Australia. Mr. O’Donnell has also held other senior executive positions with prominent Australian organizations including Lend Lease, Leighton and Westpac Banking Corporation. Mr. O’Donnell is a resident of the United Arab Emirates and is an Australian citizen.

Abdul Wahid A. Rahim Al Ulama is a member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity Cayman GP. Mr. Ulama joined Dubai World as Group Chief Legal Officer in March 2007 and also serves on the Board of Directors of Dubai World. Prior to this, Mr. Ulama was a Partner (Banking & Finance) with Al Tamimi & Company Advocates & Legal Consultants in Dubai. He was also the Managing Partner of their associate office in Qatar. He has been on the board of various companies and has attended several board meetings as an observer. Mr. Ulama is a member of the Dubai International Financial Centre’s Islamic Finance Advisory Council. He is also a member of the Canadian Business Council and British Business Group. Mr. Ulama is a resident of the United Arab Emirates and is an United Arab Emirates citizen.

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Laiboon Yu is a member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity Cayman GP. Mr. Yu is the Group Chief Investment Officer of Dubai World. Before joining Dubai World in March 2006, Mr. Yu spent the preceding five (5) years, as Managing Director of Jones Lang LaSalle in Singapore. Mr. Yu is a resident of the United Arab Emirates and is a Singaporean citizen.

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of MGM MIRAGE or such stockholder’s bank, broker, dealer, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Hand or Courier:
Mellon Investor Services LLC Corporate Actions Department P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC 480 Washington Blvd Jersey City, NJ 07310 Attn: Corporate Actions Department, 27th Floor

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. Copies of the Offer to Purchase, the related Letter of Transmittal and the other tender offer materials may also be obtained from the Information Agent’s website, http://www.mackenziepartners.com or the SEC’s website, http://www.sec.gov. Stockholders may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for this Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email:tenderoffer@mackenziepartners.com